Exhibit 3.1

CERTIFICATE OF

SECOND AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOLARIS OILFIELD INFRASTRUCTURE, INC.

SOLARIS OILFIELD INFRASTRUCTURE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Solaris Oilfield Infrastructure, Inc., resolutions were adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and that said amendment should be presented to the stockholders of said corporation at a Special Meeting of Stockholders for approval thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was presented to the stockholders of said corporation at its Special Meeting of Stockholders duly called and held on the 30th day of August, 2024 in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of said corporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that ARTICLE I of the Amended and Restated Certificate of Incorporation of this corporation be amended to read as follows:

“ARTICLE I

NAME

SECTION 1.1. Name. The name of the Corporation is Solaris Energy Infrastructure, Inc.”

FURTHER RESOLVED, that SECTION 4.3(E) of the Amended and Restated Certificate of Incorporation of this corporation be amended to read as follows:

“(E) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Agreement of Solaris Oilfield Infrastructure, LLC dated as of May 11, 2017, as amended (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.”

(Signature page follows)

IN WITNESS WHEREOF, Solaris Oilfield Infrastructure, Inc. has caused this Certificate of Second Amendment to be signed by its Chief Legal Officer and Corporate Secretary this 11th day of September, 2024.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By:	/s/ Christopher M. Powell
Name:	Christopher M. Powell
Title:	Chief Legal Officer and Corporate Secretary